Exhibit (a)(5)(d)

NEWS RELEASE
BROOKFIELD HOMES CORPORATION COMMENCES TENDER OFFER FOR 3,000,000 SHARES
OF ITS OUTSTANDING COMMON STOCK
Del Mar, California, October 14, 2005 — (BHS: NYSE) Brookfield Homes Corporation today commenced its previously announced tender offer for up to 3,000,000 shares of its outstanding common stock, at a price per share of $55.00, for a total of $165 million if the maximum number of shares are repurchased. Brascan Corporation, the major stockholder of Brookfield Homes, has indicated that it intends to tender up to an equivalent number of shares as the aggregate number of shares tendered by other stockholders.
The tender offer expires at 5:00 p.m., New York City time, on November 15, 2005, unless extended. If the number of shares properly tendered is greater than the number sought, purchases will be made on a pro rata basis, except for odd lots. The company reserves the right, in its sole discretion, to increase the number of shares purchased subject to compliance with applicable law.
The closing price per share on the New York Stock Exchange on October 3, 2005, the last trading day prior to Brookfield Homes announcing its intention to commence the tender offer, was $55.89. The tender offer represents a premium of approximately 5% over the average daily closing price per share on the NYSE over the 20 trading days preceding the commencement of the offer.
Brookfield Homes has previously announced the possible sale of 2,000 lots which are expected to realize net income of $75 million. To date, Brookfield Homes has sold 560 lots for proceeds of $59 million, and net income of $21 million, or $0.67 per share.
Brookfield Homes’ Board of Directors has approved the tender offer. However, neither Brookfield Homes nor its Board of Directors is making any recommendation whether stockholders should tender or refrain from tendering their shares. Stockholders must decide whether to tender their shares and, if so, how many shares to tender. Stockholders may wish to discuss with their broker or other financial or tax advisor whether to tender their shares.
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF BROOKFIELD HOMES’ COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY BROOKFIELD HOMES’ COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS, WHICH THE COMPANY IS MAILING OUT TO ITS STOCKHOLDERS. STOCKHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS CAN BE OBTAINED FOR FREE BY CALLING THE INFORMATION AGENT, MELLON INVESTOR SERVICES LLC AT 1-800-261-8066. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FOR FREE AT BROOKFIELD HOMES’ WEBSITE WWW.BROOKFIELDHOMES.COM, OR THE SEC’S WEBSITE AT WWW.SEC.GOV.

Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning the expected tender offer, the possible sale of lots, and those statements preceded by, followed by, or that include the words “planned”, “projected”, “possible”, “potential”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements”. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land or the completion of the tender offer; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.